Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-122123) and related Prospectus of CardioTech International, Inc. for the registration of 1,880,317 shares of its common stock and to the incorporation by reference therein of our report dated June 15, 2005, with respect to the consolidated financial statements of CardioTech International, Inc., included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 24, 2006